EXHIBIT 11 - STATEMENT RE: COMPUTATION OF PER SHARE EARNINGS

                 THE BARBERS, HAIRSTYLING FOR MEN & WOMEN, INC.
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                                                        Three Months Ended          Nine Months Ended
                                                      June 26,      June 27,      June 26,      June 27,
                                                       1997          1996          1997          1996
                                                    ---------     ---------     ---------     ---------
EARNINGS PER SHARE:
Average shares outstanding                          2,574,829     2,552,210     2,571,850     2,544,929

Net effect of dilutive stock options
   and warrants -- based on the treasury
   stocK method using average market
   price                                              245,259       206,375       239,400       190,529
                                                    ---------     ---------     ---------     ---------
Total                                               2,820,088     2,758,585     2,811,250     2,735,458
                                                    =========     =========     =========     =========

Net income                                           $340,259      $285,466      $890,169      $723,745
                                                    =========     =========     =========     =========


Earnings per share -- primary and fully diluted         $0.12         $0.10         $0.32         $0.26
                                                    =========     =========     =========     =========
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